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                                                                    Exhibit 20

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

                  This First Amendment (the "Amendment"), dated as of March 10, 2000, is entered into by and between Prism Financial Corporation, a Delaware corporation, (the "Company"), and LaSalle Bank National Association, a national banking association, as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of January 27, 2000 (the "Agreement");

                  WHEREAS, the Company wishes to amend the Agreement; and

                  WHEREAS, Section 27 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement) the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of the Company's common stock, par value $.01 per share.

                  NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

                  1. Paragraph (d) of Section 1 of the Agreement is hereby amended by adding to the end of such paragraph (d) the following:

                  Notwithstanding the foregoing, for purposes of this Agreement, none of Royal Bank of Canada, a Canadian corporation ("Parent"), Rainbow Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent ("Purchaser"), and their Affiliates or Associates shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any shares of Common Stock solely by virtue of (i) the execution of the Merger Agreement, dated as of March 10, 2000 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, Parent and Purchaser, or (ii) the execution of the Stockholders' Agreement, dated as of March 10, 2000 (the "Stockholders' Agreement," which term shall include any amendments thereto) by and among Parent, Purchaser and certain holders of the Common Stock, or (iii) the consummation of any of the transactions contemplated by either the Merger Agreement or the Stockholders' Agreement, including, without limitation, the public or other announcement of the tender offer provided for by the Merger
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         Agreement (the "Offer"), the consummation of the Offer, the public or other announcement of the merger provided for by the Merger Agreement (the "Merger"), the consummation of the Merger, the public or other announcement of the acquisition by Parent, Purchaser or any of their Affiliates of beneficial ownership of any securities of the Company pursuant to the Stockholders' Agreement, and the acquisition by Parent, Purchaser or any of their Affiliates of beneficial ownership of any securities of the Company pursuant to the Offer, the Merger Agreement or the Stockholders' Agreement.

                  2. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                  3. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

                  4. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.


                             SIGNATURE PAGE FOLLOWS


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.


Attest:                                 PRISM FINANCIAL CORPORATION



By: /s/ Brad Simon                      By: /s/ David A. Fisher
   ------------------------------          ------------------------------
Name:  Brad Simon                       Name:  David A. Fisher
Title: Assistant Secretary              Title: Chief Financial Officer


Attest:                                 LASALLE BANK NATIONAL
                                        ASSOCIATION



By: /s/ Mark F. Rimkus                  By: /s/ Gregory Malatia
   ---------------------------------       ------------------------------
Name:  Mark F. Rimkus                   Name:  Gregory Malatia
Title: Assistant Vice President         Title: First Vice President



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